                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                LeukoSite, Inc.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                LEUKOSITE, INC.,
                                215 FIRST STREET
                              CAMBRIDGE, MA 02142

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of LeukoSite, Inc.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of LeukoSite, Inc. (the "Company") will be held at the Company's corporate offices, 215 First Street, Cambridge, MA 02142, on Monday, May 4, 1998, at 2:30 P.M., local time, for the following purposes:

     1. To elect eight directors of the Company to hold office for a one year term;

     2. To consider and vote upon a proposal to ratify the adoption and approval by the Board of Directors of an amendment to the Company's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") to provide for an increase in the number of shares of Common Stock authorized for issuance under the 1993 Plan from 1,500,000 to 2,125,000;

     3. To consider and vote upon a proposal to approve the potential issuance of 20% or more of the Company's outstanding Common Stock at a price less than the market value of the Common Stock (upon the conversion of loans made to the Company by Genentech, Inc.) in accordance with the rules of The Nasdaq Stock Market; and

     4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed April 3, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 1998 Annual Meeting of Stockholders. Accordingly, only stockholders of record at the close of business on April 3, 1998 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                            By order of the Board of Directors

                                            JUSTIN P. MORREALE
                                            Secretary

April 8, 1998

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE
      ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

                                LEUKOSITE, INC.
                                215 FIRST STREET
                              CAMBRIDGE, MA 02142

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share ("Common Stock"), of LeukoSite, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 4, 1998 (the "Meeting"), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of 1998 Annual Meeting of Stockholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of 1998 Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Meeting.

     This Proxy Statement and proxies for use at the Meeting will be mailed to stockholders on or about April 8, 1998, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or fax by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1, 2 and 3 as set forth in the accompanying Notice of 1998 Annual Meeting of Stockholders and in accordance with their best judgment on any other matters that may properly come before the Meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 3, 1998, are entitled to notice of, and to vote, at the Meeting or any adjournment or postponement thereof. The Company had outstanding on April 3, 1998,
[               ] shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Accordingly, an abstention will have the same effect as a vote against the matter. Broker "non-votes" are not so included and, accordingly, have no effect on the voting of such matter.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 27, 1998 of (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, (iii) all directors and executive officers as a group and
(iv) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. As of February 27, 1998, 9,883,360 shares of Common Stock were outstanding.

                                                       AMOUNT AND NATURE OF       PERCENTAGE OF
                  NAME AND ADDRESS                     BENEFICIAL OWNERSHIP   OUTSTANDING SHARES OF
                 OF BENEFICIAL OWNER                    OF COMMON STOCK(1)    COMMON STOCK OWNED(1)
                 -------------------                   --------------------   ---------------------
Entities Affiliated with HealthCare Ventures
  LLC(2).............................................       1,999,926                 20.2%
  44 Nassau Street
  Princeton, New Jersey 08542
Timothy Springer(3)..................................         770,825                  7.8%
  Center for Blood Research
  200 Longwood Avenue
  Boston, Massachusetts 02115
I.S. Partners, L.P...................................         736,873                  7.5%
  c/o Clark Estates
  30 Wall Street
  New York, New York 10005
Warner-Lambert Company...............................         618,466                  6.3%
  201 Tabor Road
  Morris Plains, New Jersey 07950
Roche Finance Ltd....................................         610,301                  6.2%
  c/o Hoffmann-La Roche, Ltd.
  124 Grensacherstrasse
  CH-4002 Basel
  Switzerland
John W. Littlechild(4)...............................       1,999,926                 20.2%
Martin Peretz, Ph.D.(5)..............................         736,873                  7.5%
Kate Bingham(6)......................................         394,613                  4.0%
Christopher K. Mirabelli, Ph.D.(7)...................         159,213                  1.6%
Christopher T. Walsh, Ph.D.(8).......................           7,648                    *
Mark Skaletsky(9)....................................           2,439                    *
Yasunori Kaneko, M.D.................................              --                    *
Walter Newman, Ph.D.(10).............................          47,922                    *
Douglas Ringler, D.V.M.(11)..........................          43,838                    *
Augustine Lawlor(12).................................          18,917                    *
Lee Brettman M.D.(13)................................          18,207                    *
All current directors and executive officers as a
  group
  (13 persons)(14)...................................       4,200,421                 42.5%

---------------

 (1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes options, to the extent called for by such rule, with respect to shares of Common Stock that can be exercised within 60 days of February 27, 1998. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.

 (2) Includes shares held by HealthCare Ventures III, L.P. ("HCV III") and HealthCare Ventures IV, L.P. ("HCV IV").

 (3) Includes shares held by Dr. Springer's wife and the Springer Family Trust. Dr. Springer disclaims beneficial ownership of all shares owned by his wife and beneficial ownership of the shares owned by the Springer Family Trust except to the extent of his proportional interest.

 (4) Includes shares held by HCV III and HCV IV. Mr. Littlechild, a director of the Company, is a general partner of the general partner of each of HCV III and HCV IV. Mr. Littlechild, together with James H. Cavanaugh, Harold R. Werner, William Crouse and Mark Leschly, the other general partners of the general partner of HCV III and HCV IV, share voting and investment control with respect to the shares owned by HCV III and HCV IV. Mr. Littlechild may be deemed to beneficially own the shares held by HCV III and HCV IV although he disclaims beneficial ownership except to the extent of his proportional ownership interests. Mr. Littlechild does not own any shares of stock in his individual capacity.

 (5) Includes shares held by I.S. Partners, L.P. Dr. Peretz, a director of the Company, may be deemed to beneficially own the shares held by I.S. Partners, L.P. although he disclaims beneficial ownership except to the extent of his proportionate ownership interest.

 (6) Includes shares held by Schroder Ventures International Life Sciences Fund L.P. 1, Schroder Ventures International Life Sciences Fund L.P. 2, Schroder Ventures International Life Sciences Trust, Schroder Venture Managers Limited as Investment Manager for the Schroder Ventures International Life Sciences Fund Co-Investment Scheme (together, the "Schroder Group"). Ms. Bingham may be deemed to beneficially own the shares held by the Schroder Group although she disclaims beneficial ownership except to the extent of her proportionate ownership interest.

 (7) Includes 68,296 shares of Common Stock which Dr. Mirabelli has the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options.

 (8) Includes 1,218 shares of Common Stock which Dr. Walsh has the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options.

 (9) Includes 2,439 shares of Common Stock which Mr. Skaletsky has the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options.

(10) Includes 23,533 shares of Common Stock which Dr. Newman has the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options. Includes shares held by the Newman Family Trust. Dr. Newman disclaims beneficial ownership of all shares owned by the Newman Family Trust.

(11) Includes 15,668 shares of Common Stock which Dr. Ringler has the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options.

(12) Includes 18,917 shares of Common Stock which Mr. Lawlor has the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options.

(13) Includes 18,207 shares of Common Stock which Dr. Brettman has the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options.

(14) Includes 148,278 shares of Common Stock which the directors and officers have the right to acquire within 60 days of February 27, 1998 upon the exercise of stock options.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     All directors of the Board of Directors hold their positions until each annual meeting of stockholders and until their successors have been duly elected and qualified. The Board of Directors has nominated the current members (the "Nominees") for reelection as directors of the Company to hold office until the annual meeting of stockholders to be held in 1999 and until their respective successors have been duly elected and qualified. In the event any of the Nominees shall be unable or unwilling to serve as a director, discretionary authority is reserved to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve.

     The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the election of the directors.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the election of the Nominees.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

     The names of the directors of the Company, their ages, their position(s) with the Company, the year in which each first became a director, the principal occupation and employment of each over at least the last five years, and other directorships, if any, of each are shown below.

                                                                                       DIRECTOR
                    NAME                        AGE          POSITION(S) HELD           SINCE
                    ----                        ---          ----------------          --------
Christopher K. Mirabelli, Ph.D...............   42    Chairman of the Board of           1993
                                                      Directors, President and Chief
                                                      Executive Officer
Catherine Bingham............................   31    Director                           1994
Yasunori Kaneko, M.D.........................   44    Director                           1998
John W. Littlechild..........................   45    Director                           1993
Martin Peretz, Ph.D..........................   57    Director                           1993
Mark Skaletsky...............................   49    Director                           1996
Timothy A. Springer, Ph.D....................   49    Director                           1997
Christopher T. Walsh, Ph.D...................   53    Director                           1996

     Dr. Mirabelli has served as Chairman of the Board of Directors, President and Chief Executive Officer since July 1993. Dr. Mirabelli was a founder of Isis Pharmaceuticals, Inc., a biotechnology company, where he served as Executive Vice President from 1992 to 1993, Senior Vice President of Research and Preclinical Development from 1991 to 1992, and Vice President of Research from 1989 to 1991. From 1981 to 1989, Dr. Mirabelli served in various positions at SmithKline & French Laboratories, most recently as Director of Molecular Pharmacology. Dr. Mirabelli received his B.S. in Biology from the State University of New York at Fredonia and his Ph.D. in Pharmacology from Baylor College of Medicine.

     Ms. Bingham has served as a Director since September 1994. Since 1991, Ms. Bingham has served as a Partner at Schroder Ventures, a venture capital management company. Ms. Bingham received her first class degree in Biochemistry from the University of Oxford and her M.B.A. from Harvard Business School.

     Dr. Kaneko has served as a Director since February 1998. Since 1992, Dr. Kaneko has served as Vice President, Business Development and Chief Financial Officer of Tularik, Inc., a biotechnology company. From 1991 to 1992, Dr. Kaneko was the Senior Vice President and Chief Financial Officer of Isis Pharmaceuticals, Inc., a biotechnology company. Dr. Kaneko has also served in several product marketing positions at Genentech, Inc. and as the head of Corporate Finance of Paribus Capital Markets, Ltd., an investment banking group. Dr. Kaneko received his M.D. from Keio University School of Medicine and his M.B.A. from Stanford University.

     Mr. Littlechild has served as a Director since the Company's incorporation. Since 1992, Mr. Littlechild has served as a general partner of HealthCare Partners III, L.P. and HealthCare Partners IV, L.P., the general partner, respectively, of each of HealthCare Ventures III, L.P. and HealthCare Ventures IV, L.P., and as a principal of HealthCare Ventures LLC, a venture capital management company. He is a member of the Board of Directors of Orthofix International N.V., a medical devices company, Diacrin Inc., a biotechnology company, and Virus Research Institute, Inc., a biotechnology company. Mr. Littlechild received his B.Sc. from the University of Manchester and his M.B.A. from Manchester Business School.

     Dr. Peretz has served as a Director since September 1993. Since 1974, Dr. Peretz has served as the Editor-in-Chief of The New Republic, and has been a faculty member of the Social Studies Department at Harvard University since 1965. He is Co-Chairman of the Board of Directors of The Street.com, a financial daily on the World Wide Web. He serves on the Board of Directors of nine mutual funds managed by the Dreyfus Corporation. Dr. Peretz received his B.A. in History from Brandeis University and his Ph.D. in Government from Harvard University.

     Mr. Skaletsky has served as a Director since December 1996. Since 1993, Mr. Skaletsky has served as President and Chief Executive Officer of GelTex Pharmaceuticals, Inc., a biotechnology company. Previously, he served as Chairman and Chief Executive Officer of Enzytech, Inc., and Opta Food Ingredients, Inc., each a biotechnology company. Mr. Skaletsky also served as President and Chief Operating Officer of Biogen, Inc., a biotechnology company. He is a member of the Board of Directors of Isis Pharmaceuticals, Inc., a biotechnology company. Mr. Skaletsky is currently serving as president of the Massachusetts Biotechnology Council and is a member of the Board of Directors of the Biotechnology Industry Organization. Mr. Skaletsky received his B.S. in Finance from Bentley College.

     Dr. Springer has served as a Director since December 1997 and is the Founder of the Company. Since 1989, Dr. Springer has served as the Latham Family Professor, Harvard Medical School, Department of Pathology and at the Center for Blood Research. He is a member of the National Academy of Sciences. Dr. Springer received his B.S. in Biochemistry from the University of California, Berkeley and his Ph.D. in Biochemistry and Molecular Biology from Harvard University.

     Dr. Walsh has served as a Director since January 1996. Since 1991, Dr. Walsh has served as Hamilton Kuhn Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. From 1987 to 1995, he was Chairman of the Harvard Medical School Biological Chemistry and Molecular Pharmacology Department. Dr. Walsh received his A.B. in Biology from Harvard University and his Ph.D. in Life Sciences from Rockefeller University.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, which met one time during the 1997 fiscal year. The functions of the Audit Committee include (1) making recommendations to the Board of Directors with respect to the engagement of the independent auditors; (2) reviewing the audit plans developed by the independent auditors for the annual audit of the Company's books and records and the results of such audit; (3) reviewing the annual financial statements; (4) reviewing the professional services provided by the independent auditors and the auditors' independence; and (5) reviewing the adequacy of the Company's system of internal controls and the responses to management letters issued by the independent auditors. The members of the Audit Committee during the 1997 fiscal year were Ms. Bingham and Mr. Skaletsky.

     The Board of Directors has a Compensation Committee, which met two times during the 1997 fiscal year. The Compensation Committee's principal functions are to review and approve salary plans and bonus awards, as well as other forms of compensation, and to administer the Company's Amended and Restated 1993 Stock Option Plan (the "1993 Plan"), pursuant to the terms of such plan. The members of the Compensation Committee during the 1997 fiscal year were Mr. Littlechild and Dr. Peretz.

     During the 1997 fiscal year, the Board of Directors held five meetings. Each director attended more than seventy-five percent (75%) of the Board meetings and the meetings of Board committees on which he or she served.

COMPENSATION OF DIRECTORS

     Dr. Mirabelli is a director who is a full-time officer of the Company; he receives no additional compensation for serving on the Board of Directors or its committees. No other director is a full-time officer of the Company. In 1997, Dr. Walsh received $5,000 as compensation for his service as a consultant to the Company and a stock option grant of 2,439 shares of Common Stock as compensation for his service on the Board of Directors. In 1997, Mr. Skaletsky received $5,000 as compensation for his service on the Board of Directors. No other director received compensation during the Company's 1997 fiscal year for his or her service as a consultant or on the Board of Directors or any committee thereof. In 1998, each non-employee director will receive a fee of $10,000 for their service on the Board of Directors and will be reimbursed for expenses incurred in connection with their attendance at Board meetings.

     Pursuant to the 1993 Plan, each director who is not an officer or an employee of the Company is granted automatically a stock option exercisable for 5,000 shares of Common Stock at fair market value each time that he or she is serving as a director on the business day immediately following an annual meeting of stockholders. This option vests in four equal quarterly installments commencing on the last business day of the first full fiscal quarter following an annual meeting of stockholders.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the annual and long-term compensation paid by the Company during the fiscal year ended December 31, 1997 to the Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") whose 1997 compensation exceeded $100,000, and compensation received by each such individual for the Company's prior year:

                           SUMMARY COMPENSATION TABLE

                                                                                              AWARDS
                                                    ANNUAL COMPENSATION                     SECURITIES
                                   ------------------------------------------------------   ----------
                                                                          OTHER ANNUAL      UNDERLYING
   NAME AND PRINCIPAL POSITION     YEAR   SALARY($)(1)   BONUS($)(2)   COMPENSATION($)(3)   OPTIONS(#)
   ---------------------------     ----   ------------   -----------   ------------------   ----------
Christopher K. Mirabelli.........  1997     $233,000       $46,620           $7,820           39,700
  President, Chief Executive       1996      222,000        39,960            8,097           50,914
  Officer and Chairman of the
  Board of Directors
Lee Brettman.....................  1997      190,000        21,000            6,120           50,776
  Vice President,                  1996      175,000        17,500            6,446           20,426
  Pharmaceutical Development:
  Clinical Development and
  Medical Affairs
Walter Newman....................  1997      166,000        20,020            6,120           36,670
  Vice President,                  1996      140,000        16,800            6,355           38,109
  Research and Discovery
Augustine Lawlor.................  1997      154,000        22,800            6,120          117,832
  Vice President,                  1996           --            --               --               --
  Corporate Development and
  Chief Financial Officer
Douglas Ringler..................  1997      146,000        22,400            2,040           37,770
  Vice President,                  1996      115,417        16,100            2,111           43,475
  Pharmaceutical Development:
  Preclinical Development and
  Laboratory Operations

---------------

(1) Salary includes amounts, if any, deferred pursuant to the Company's 401(k) Plan, and excludes bonus.

(2) Bonus amounts were accrued but were not paid until the first quarter.

(3) Other Annual Compensation consists of health and life insurance premiums paid by the Company on behalf of the Named Executive Officer.

     The following table sets forth certain information with respect to grants of stock options under the Company's 1993 Plan to the Named Executive Officers during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                                                             REALIZABLE VALUE
                                                                                                AT ASSUMED
                                                                                              ANNUAL RATE OF
                                                   INDIVIDUAL GRANTS                            STOCK PRICE
                               ----------------------------------------------------------    APPRECIATION FOR
                                  NUMBER       PERCENT OF TOTAL                                   OPTIONS
                               OF SECURITIES   OPTIONS GRANTED                                    TERM(2)
                                UNDERLYING     TO EMPLOYEES IN     EXERCISE    EXPIRATION   -------------------
            NAME:               OPTIONS(1)       FISCAL YEAR      PRICE $/SH      DATE         5%        10%
            -----              -------------   ----------------   ----------   ----------      --        ---
Christopher K. Mirabelli
                       (3)...     15,000             2.37%         $10.375      12/11/07    $ 97,872   $248,026
                       (4)...     24,700             3.90%          11.125      12/15/07     172,812    437,941

Lee Brettman(4)..............     25,876             4.09%           7.170       6/23/07     116,679    295,689
              (3)............     15,000             2.37%          10.375      12/11/07      97,872    248,026
              (4)............      9,900             1.56%          11.125      12/15/07      69,265    175,531

Walter Newman(4).............     10,670             1.69%           7.170       6/23/07      48,113    121,928
                 (3).........     15,000             2.37%          10.375      12/11/07      97,872    248,026
                 (4).........     11,000             1.74%          11.125      12/15/07      76,961    195,034

Augustine Lawlor(4)..........     89,632            14.16%           6.150       2/18/07     346,670    878,529
                  (3)........     15,000             2.37%          10.375      12/11/07      97,872    248,026
                  (4)........     13,200             2.09%          11.125      12/15/07      92,353    234,041

Douglas Ringler(4)...........     10,670             1.69%           7.170       6/23/07      48,113    121,928
                 (3).........     15,000             2.37%          10.375      12/11/07      97,872    248,026
                 (4).........     12,100             1.91%          11.125      12/15/07      84,657    214,538

---------------

(1) Represents incentive stock options granted under the 1993 Plan to each of the individuals listed above. Each option has a maximum term of 10 years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. All of these options are exercisable during the holder's lifetime only by the holder; they are exercisable by the holder only while the holder is an employee of the Company and for certain limited periods of time thereafter in the event of termination of employment.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed appreciation rates of five percent and ten percent in the fair market value of shares of Common Stock from the fair market value on the date of grant, which rates are set by the Securities and Exchange Commission and compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of option exercise prices, but do not include deductions for taxes or other expenses associated with the exercises. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved or will otherwise be indicative of the actual amounts received, if any.

(3) Represents incentive stock options granted under the 1993 Plan to each of the individuals listed above on December 11, 1997. Each option vests in any event on December 11, 2004, and will vest earlier in three equal installments of 5,000 shares upon the Company's stock price maintaining a 22 day average price of $20, $30 and $40 per share, respectively.

(4) Represents incentive stock options granted under the 1993 Plan to Mr. Lawlor on February 18, 1997, to Drs. Brettman, Newman and Ringler on June 23, 1997, and to each of the individuals listed above on December 15, 1997. Each option becomes exercisable in four equal annual installments commencing on the anniversary of the grant date.

     The following table sets forth information with respect to (i) the number of unexercised options held by the Named Executive Officers as of December 31, 1997 and (ii) the value of unexercised in-the-money options (options for which the fair market value of the Common Stock exceeds the exercise price) as of December 31, 1997.

                      OPTION EXERCISES IN LAST FISCAL YEAR

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED           IN-THE-MONEY
                                     SHARES       VALUE            OPTIONS AT                  OPTIONS AT
                                   ACQUIRED ON   REALIZED     DECEMBER 31, 1997(#)       DECEMBER 31, 1997($)(1)
              NAME                 EXERCISE(#)    ($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              ----                 -----------   --------   -------------------------   -------------------------
Christopher K. Mirabelli.........        --           --          59,069/96,179              534,494/403,052
Walter Newman....................        --           --          18,674/68,300              142,249/231,055
Douglas Ringler..................     3,048       30,535          15,441/73,425              106,816/250,140
Lee Brettman.....................        --           --          17,302/78,290              145,359/302,064
Augustine Lawlor.................        --           --             --/117,832                   --/437,603

---------------

(1) Based on the fair market value of the Common Stock as of December 31, 1997 of $10.938 per share less the aggregate exercise price.

                         COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE OFFICER COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's compensation philosophy is that executive officer compensation should reflect the value created and protected for stockholders, while furthering the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short and long-term compensation should provide an incentive for the achievement of strategic goals, be tied to the Committee's subjective determination of the quarterly performance and attract and retain qualified executive officers essential to the long-term success of the Company. Accordingly, the Company's executive officer compensation package consists of three primary components: base salary, annual cash bonuses and grants of stock options.

     Given that the Company is in the process of developing its initial products, the Committee does not believe that the use of profit levels as a measure of the Company's achievements or as a basis for compensation decisions is appropriate. However, the ability to control losses without compromising the progress of the Company's product development programs is considered by the Committee.

     In evaluating its executive officers' performance, the Company generally follows the process outlined below:

     - The Chief Executive Officer submits for the Committee's consideration at the end of the fiscal year the amount of proposed compensation (following fiscal year base salary, current fiscal year cash bonus and stock option awards) for himself and for the Company's other executive officers. The factors considered by the Chief Executive Officer in making his recommendations to the Committee were the Board of Directors' evaluation of the Company's success in meeting its strategic objectives during the most recent fiscal year and the Chief Executive Officer's subjective evaluation of each executive officer's individual performance relative to a set of pre-determined individual performance objectives.

     - The Committee acts upon the recommendations made with respect to the executive officers after weighing the Board of Directors' evaluation of the Company's overall achievements for the year, the Chief Executive Officer's discussion of each executive officer's individual performance for the year and each executive officer's current level of compensation. The Committee members, based upon their active professional involvement with other companies within the Company's industry, are also able to assess whether proposed compensation levels are in keeping with industry norms.

     - The Committee applied the same criteria in evaluating the Chief Executive Officer's cash compensation as that applied to the other executive officers of the Company as previously explained.

COMPENSATION FOR FISCAL 1997

  Chief Executive Officer Compensation

     In December 1996, the Compensation Committee set Dr. Mirabelli's 1997 annual base salary at $233,000. This increase represented a $11,000 increase or 5% over the prior year's base salary. The Committee performed a comprehensive review of the compensation paid to chief executive officers in other companies and concluded that Dr. Mirabelli's compensation is within the range of base salaries paid to chief executive officers of comparable companies.

     In December 1997, the Compensation Committee determined that Dr. Mirabelli achieved the major objectives of the previous year and awarded Dr. Mirabelli a bonus accordingly. Actual bonus granted to

Dr. Mirabelli for fiscal 1997 was $46,620, which was paid in January 1998, and stock options to purchase 24,700 shares of Common Stock.

  Report on Executive Compensation

     In December 1997, Dr. Mirabelli recommended and the Committee accepted base salary increases for the executive staff of up to 8%. The increases were determined after reviewing performance against goals and objectives set for the year and also against salaries of similar positions in comparable companies.

     The executive officers' stock options awarded to executive officers other than Dr. Mirabelli during the year amounted to 391,913 shares of common stock.

     The Company does not believe that Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million will generally have an effect on the Company.

  Conclusion

     The Compensation Committee believes that the total 1997-related compensation of the Chief Executive Officer and each of the executive officers, as described above, is fair and is within the range of compensation for executive officers in similar positions at comparable companies.

                                            Compensation Committee
                                            John W. Littlechild
                                            Martin Peretz, Ph.D.

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market (U.S. Companies) Index and to the Nasdaq Biotechnology Index since August 15, 1997. The comparison assumes $100 was invested on August 15, 1997 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*
          AMONG LEUKOSITE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX

                                      LOGO

                                 PROPOSAL NO. 2

                    RATIFICATION OF ADOPTION AND APPROVAL OF
                       AMENDMENT TO AMENDED AND RESTATED
                             1993 STOCK OPTION PLAN

     On March 11, 1998, the Company's Board of Directors, subject to stockholder approval, adopted and approved an amendment to the Company's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") for the purpose of increasing the number of shares of Common Stock authorized for issuance under the 1993 Plan from 1,500,000 shares to 2,125,000 shares.

     The Board of Directors believes that an increase in the number of shares available for issuance under the 1993 Plan will enable the Company to meet industry norms and to continue to attract and retain key employees, officers and directors essential to the long-term success of the Company. By encouraging stock ownership by key employees, officers and directors of the Company and its subsidiaries, the Company is providing additional incentives for them to promote the success of the Company's business.

     The discussion below provides a summary description of certain provisions of the 1993 Plan, as amended, and a brief and general description of the Federal income tax rules applicable to incentive stock options and nonqualified stock options granted under the 1993 Plan.

     The 1993 Plan provides for grants of stock options intended to qualify for preferential tax treatment (the "Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options that do not qualify for such treatment. All employees of the Company are eligible for stock options under the 1993 Plan in amounts and at prices determined by the Compensation Committee, provided that, in the case of Incentive Stock Options, the price will not be less than 100% of the fair market value of the Common Stock on the date of grant, or not less than 110% of the fair market value of the Stock on the grant date if the optionee owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock.

     Each director who is not an officer or employee of the Company (a "Non-Employee Director") who is serving as a director on the business day immediately following an annual meeting of stockholders will be automatically granted on such business day a stock option exercisable for 5,000 shares of Common Stock at fair market value, which will become exercisable in four equal installments on the last business day of each fiscal quarter, provided that the optionee remains a director on that date.

     The 1993 Plan will be administered by the Compensation Committee. The Compensation Committee will select participants (other than for automatic grants to Non-Employee Directors as set forth in the 1993 Plan) and, in a manner consistent with the terms of the 1993 Plan, determine the number and duration of the options to be granted and the terms and conditions of the option agreements. The Compensation Committee has the right to alter, amend or revoke the 1993 Plan.

     The 1993 Plan provides that each outstanding option will immediately become fully exercisable upon a "Change in Corporate Control" of the Company, as defined in the 1993 Plan. A "Change in Corporate Control" includes the acquisition by any third party (as hereinafter defined), directly or indirectly, of more than 20% of the Common Stock outstanding at the time, without the prior approval of the Company's Board of Directors. A "third party" for purposes of the foregoing means any person other than the Company or a subsidiary or employee benefit plan or trust maintained by the Company or any of its subsidiaries together with any of such person's "affiliates" and "associates" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     A total of 1,500,000 shares of Common Stock of the Company is currently reserved for issuance under the 1993 Plan. The maximum number of shares that may be subject to stock options granted to any person (including Non-Employee Directors) under the 1993 Plan in a given year is 500,000 shares.

     Incentive Stock Options granted under the 1993 Plan are not transferable except by will or the laws of descent and distribution and may be exercised during the life of the optionee only by the optionee. Nonstatutory stock options granted under the 1993 Plan are not transferable except by will or the laws of descent and distribution and except that nonstatutory stock options may be transferred if and to the extent authorized by the Compensation Committee.

     The following table sets forth information as of February 27, 1998 with respect to stock options which have been received since the 1993 Plan was adopted by the Company by (i) each of the Company's Chief Executive Officer and the other executive officers of the Company named in the Summary Compensation Table, (ii) all current executive officers of the Company as a group, (iii) all current directors of the Company, (iv) all current directors of the Company, other than those who are executive officers, as a group, and (v) all employees of the Company, excluding executive officers, as a group since the 1993 Plan was adopted by the Company.

                         OPTION GRANTS UNDER 1993 PLAN

                                                              OPTIONS
                            NAME                              (SHARES)
                            ----                              --------
Christopher K. Mirabelli, Ph.D..............................  166,223
Augustine Lawlor............................................  117,832
Walter Newman, Ph.D.........................................   86,974
Lee Brettman, M.D...........................................   95,592
Douglas Ringler, V.M.D......................................  112,463
Catherine Bingham...........................................    1,500
Yasunori Kaneko, M.D........................................      500
John W. Littlechild.........................................    1,500
Martin Peretz, Ph.D.........................................    1,500
Mark Skaletsky..............................................   11,256
Timothy A. Springer, Ph.D...................................      833
Christopher T. Walsh, Ph.D..................................   16,134
All executive officers of the Company, as a group...........  688,249
All directors of the Company, excluding executive officers,
  as a group................................................   33,223
All employees of the Company, excluding executive officers,
  as a group(1).............................................  695,575

---------------

(1) Does not include 77,959 shares subject to stock options previously granted to former employees that were forfeited upon termination of their employment.

     The affirmative vote of the holders of a majority of the shares of Common Stock voted on the issue at the Meeting, in person or by proxy, is required to ratify the adoption and approval by the Board of Directors of the amendment to the 1993 Plan. If the proposal to ratify the amendment to the 1993 Plan is not approved at the Meeting, the 1993 Plan, as previously adopted by the Board of Directors and ratified by the shareholders, will remain in full force and effect.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the approval of the Amendment.

                                 PROPOSAL NO. 3

                    APPROVAL OF POTENTIAL ISSUANCE OF STOCK

     On December 18, 1997, the Company entered into a collaboration agreement with Genentech, Inc. ("Genentech") to develop and commercialize LDP-02 for the treatment of inflammatory bowel disease (the "LDP-02 Agreement"). Because the size and the conversion price of the loans under the credit facilities from Genentech may fluctuate based on the development costs of LDP-02 and the average market price of the Common Stock for the twenty trading days prior to the conversion date, it is possible that Genentech could convert their loans into 20% or more of the Company's outstanding Common Stock at a price less than the market value of the Common Stock on the conversion date. The rules of The Nasdaq Stock Market, on which the Common Stock is listed, require the Company to obtain the approval of the Company's stockholders for the issuance of 20% or more of the Company's outstanding Common Stock at a price less than the market value of the Common Stock.

     Under the terms of the LDP-02 Agreement, the Company is to develop LDP-02 through Phase II clinical trials. If the Phase II clinical trials are successful, Genentech will complete the development of the product and will receive exclusive worldwide rights to market LDP-02. If a product is successfully developed, the Company is entitled to receive milestone payments and royalties on product sales. In addition, Genentech has agreed to provide two credit facilities in connection with the LDP-02 Agreement. The first credit facility will be for approximately $15 million and will fund development through the completion of Phase II. The second credit facility will be available to the Company if it agrees to fund 25% of the Phase III development costs in return for a share of profits on U.S. sales. If the Company elects to share in the funding of the Phase III development costs, it will receive a share of the profits of LDP-02 rather than receiving royalties on sales.

     The two credit facilities can be either repaid by the Company or converted into shares of Common Stock at the average market price of the Common Stock for the twenty trading days prior to the conversion date. The credit facilities are repayable at the earlier of 7 years or upon the approval of a BLA for LDP-02. If the size of the loan exceeds 50% of the Company's market capitalization, Genentech has the right to convert all of the loan or the portion of the outstanding loan that is in excess of 50% of the Company's market capitalization into shares of Common Stock at the average market price for the twenty trading days prior to the conversion date. In addition, in the event that any such conversion would require the Company and Genentech to file notification pursuant to the Hart-Scott-Rodino Act, Genentech may require the Company to convert part or all of the loan into shares of Series A Convertible Preferred Stock instead of into Common Stock. The Series A Convertible Preferred Stock will have a liquidation preference of $.01 per share and no voting rights, and will be junior to any other class of Preferred Stock. In addition, the Series A Convertible Preferred Stock will be convertible into shares of Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends and recapitalization.

     The LDP-02 Agreement may be terminated by Genentech at any time after one year upon nine months prior written notice. Upon termination by Genentech, all rights to LDP-02 shall revert to the Company , and the Company shall receive a non-exclusive license to certain Genentech technology. In addition, upon optional termination of the LDP-02 Agreement by Genentech, the credit facilities shall continue to be repaid in accordance with their terms, and the warrant issued to Genentech, to the extent not previously exercised, shall terminate.

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting, in person or by proxy, is required to approve the potential issuance of Common Stock described above. If the proposal to approve the potential issuance of Common Stock is not approved, (i) the Company will not issue shares of Common Stock upon conversion of the loans in excess of the number issuable without shareholder approval pursuant to the rules of The Nasdaq Stock Market, and (ii) the Company may be required to repay certain amounts outstanding at certain times under the credit facilities.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF. Unless authority to do so is withheld, the persons named in each proxy will vote the shares represented thereby "FOR" the approval of the proposal.

                              CERTAIN TRANSACTIONS

     In March through June 1997, the Company sold an aggregate of 1,102,719 shares of Series G Convertible Preferred Stock (which converted into 705,127 shares of Common Stock) at a purchase price of $3.50 per share ($4.50 on an as-converted basis) to a group of new and existing investors, including Warner-Lambert.

     In June 1997, the Company granted Dr. Jay Luly, Vice President, Drug Discovery, an incentive stock option to purchase 85,366 shares of Common Stock at an exercise price of $7.18, the fair market value of the Common Stock on the date of grant.

     In June 1997, the Company entered into an agreement with Warner-Lambert pursuant to which (i) Warner-Lambert terminated all of its equity anti-dilution rights in connection with Company's initial public offering and (ii) Warner-Lambert agreed to reduce the number of shares of Common Stock into which its shares of Series G Preferred Stock would be converted upon consummation of the Company's initial public offering. In exchange for Warner-Lambert's agreement to so reduce certain of its equity rights in the Company, the Company agreed to reduce the amount of certain of the royalties due to the Company by Warner-Lambert in connection with sales of products developed pursuant to any of the research collaborations between the Company and Warner-Lambert, and the Company also agreed in principle to waive its right to co-promote such products under certain circumstances. Warner-Lambert will receive a credit against such royalties of approximately $3.9 million.

     In October 1997, the Company amended its agreements with Warner-Lambert to create an alliance with Kyowa Hakko Kogyo pursuant to which (i) Warner-Lambert added two additional chemokine receptor targets to its collaboration, (ii) became the primary marketer under the collaboration agreements outside of Asia of products developed during the alliance and (iii) the Company was granted increased royalty rates.

     In December 1997, the Company granted Dr. Luly incentive stock options to purchase 15,000 shares of Common Stock at an exercise price of $10.375 per share, the fair market value of the Common Stock on the date of grant and 8,800 shares of Common Stock at an exercise price of $11.125 per share, the fair market value of the Common Stock on the date of grant.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1997. All of these filing requirements were satisfied by its directors, officers and ten percent holders. In making these statements, the Company has relied upon the written representations of its directors, officers and its ten percent holders and copies of the reports that they have filed with the Commission.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company not later than December 8, 1998, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the Meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Meeting. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please sign the proxy and return it in the enclosed envelope.

                                 LEUKOSITE, INC.
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
               1998 ANNUAL MEETING OF STOCKHOLDERS ON MAY 4, 1998

     The undersigned hereby appoints Christopher K. Mirabelli and Augustine Lawlor and each of them proxies, each with power of substitution, to vote at the 1998 Annual Meeting of Stockholders of LEUKOSITE, INC. to be held on May 4, 1998 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

PROPOSAL NO. 1: ELECTION OF DIRECTORS:

NOMINEES FOR DIRECTORS:

                         Christopher K. Mirabelli, Ph.D.
                                  Kate Bingham
                              Yasunori Kaneko, M.D.
                               John W. Littlechild
                               Martin Peretz, M.D.
                                 Mark Skaletsky
                           Timothy A. Springer, Ph.D.
                           Christopher T. Walsh, Ph.D.

INSTRUCTION:

     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     __ FOR all nominees listed above (except as withheld in the space below)




     ________________________
     (Name of nominee)

     ___ WITHHOLD AUTHORITY (to vote for nominee listed immediately above)

PROPOSAL NO. 2:   AMENDMENT TO AMENDED AND RESTATED
                  1993 STOCK OPTION PLAN:

     The Board of Directors recommends a vote FOR the proposal to: Ratify the adoption and approval of the amendment to the Corporation's Amended and Restated 1993 Stock Option Plan.

__ FOR                       __ AGAINST                  ___ ABSTAIN

PROPOSAL NO. 3:        APPROVAL OF POTENTIAL ISSUANCE OF STOCK:


     The Board of Directors recommends a vote FOR the proposal to: Approve the potential issuance of 20% or more of the Company's outstanding Common Stock at a price less than the market value of the Common Stock (upon the conversion of loans made to the Company by Genentech, Inc.) in accordance with the rules of The Nasdaq National Stock Market.


     _____FOR               _____AGAINST             _____ABSTAIN


     This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no contrary specification is made, this proxy will be voted FOR the election of the nominees of the Board of Directors, FOR the and upon such other business as may properly come before the meeting in the appointed proxies' discretion.

     Please date, sign as name appears below, and return this proxy in the enclosed envelope, whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.


                                   The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 1998 Annual Meeting of Stockholders and related Proxy Statement


                                   Date:_________________, 1998


                                   Please
                                   Sign
                                   Here:________________________________

                                   _____________________________________
                                   (Executors, administrators, trustees,
                                   custodians, etc., should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.)